EXHIBIT D

MINUTES OF ANNUAL MEETING OF THE SHAREHOLDERS

The annual meeting of Shareholders of Redwood MicroCap Fund, Inc. was held at the Plaza Hotel, Thermopolis, WY at 10:00 on the 15th day of October, 2001 pursuant to the "Notice of Proxy" sent to its shareholders.

John C. Power, R. Stanley Pittman and a representative of Computershare Investor Services was also present by telephone. No shareholders attended the meeting in person or by phone other than Mr. Power.

President, John Power declared that 1,710,237 shares of capital stock constituting 70.91% of the 241,200 shares outstanding were represented by proxy and therefore, according to the bylaws of the Fund, the meeting could proceed with the transaction of the business for which it had been called as solicited through the Fund's recent proxy statement.

The meeting was called to order.

The first order of business was election of the directors to hold office until the next annual meeting of shareholders. The nominations were read and the results of the proxy vote as tabulated and confirmed by a representative of Computershare Investor Services were voted as follows:
Proposal 1:	ELECTION OF DIRECTORS	FOR	WITHHOLD AUTHORITY
	John C. Power	1,705,837	4,400
	Joseph O. Smith	1,705,837	4,400
	Peter Hirschburg	1,705,837	4,400

Proposal 2:

The second order of business was the ratification of selection of Stockman Kast Ryan & Company, LLP as independent public accountants for the Fund for the fiscal year ending March 31, 2001.
FOR	AGAINST	ABSTAIN
1,704,837	3,000	2,400

Proposal 3:

To ratify again the Fund's application to deregister as an Investment Company under the Investment Company Act of 1940 and to rescind its investment guidelines.
FOR	AGAINST	ABSTAIN	NOT VOTED
1,531,272	4,200	2,000	172,765

Proposal 4:

Subject to deregistration, to change our name to a corporate name determined by the board of directors.
FOR	AGAINST	ABSTAIN	NOT VOTED
1,530,022	5,450	2,000	172,765

Proposal 5: To ratify and approve the 2001 equity incentive plan.
FOR	AGAINST	ABSTAIN	NOT VOTED
1,523,172	10,800	3,500	172,765

Proposal 6:

To approve the sale or liquidation of all of the Fund's shares of common stock of Alta California Broadcasting, Inc.
FOR	AGAINST	ABSTAIN	NOT VOTED
1,519,672	5,800	12,000	172,765

Total voted shares represented by proxy: 1,710,237
Percentage of the outstanding votable shares: 70.91%
Outstanding votable shares: 2,412,000

Respectfully submitted,

/s/ R. Stanley Pittman, Jr.
R. Stanley Pittman, Jr.
Secretary